Exhibit 99.3

INmune Bio, Inc. Announces Potentially Strong Link Between Obesity and
Alzheimer's Disease at the Society for Neuroscience 49th Annual Meeting

Dr. Malú Tansey’s new data highlighted at today’s press conference

LA JOLLA, Calif., Oct. 21, 2019 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB), an immunology company developing treatments that harness the patient’s innate immune system to fight disease, announced today that Dr. Malú Tansey presented data that show the use of INmune Bio’s lead compound, XPro1595, appear to lower the risk of Alzheimer's disease in mice fed with diets high in fat and fructose. Dr. Tansey was the lead speaker at a press conference during the Society for Neuroscience (SfN) 49th Annual Meeting, today in Chicago.

“The new data strengthen our findings that a potential connection between diets rich in fat and sugar and chronic inflammation can lead to an increased risk for Alzheimer’s disease,” said Malú Tansey, Ph.D., Professor of Neuroscience and Director of the Center for Translational Research in Neurodegenerative Disease at the University of Florida College of Medicine. “With more than 93 million obese people in the U.S., according to the most recent data from the Centers for Disease Control and Prevention, understanding the link between obesity and Alzheimer’s disease is more relevant now than ever. By targeting inflammation with XPro1595 we may be able to effectively treat neurodegenerative diseases.”

XPro1595 is a novel anti-inflammatory drug that blocks inflammation by selectively neutralizing soluble tumor necrosis factor and it is currently being studied in Australia in a Phase I clinical trial for patients with mild to moderate Alzheimer's disease who have biomarkers of neuroinflammation.

Dr. Tansey is a leader in the field of neuroinflammation and immune system responses in modulating the gene-environment interactions that determine risk for development and progression of neurodegenerative and neuropsychiatric diseases.

“Finding new ways to stop, treat and prevent Alzheimer’s has been the holy grail of researchers for decades,” said R.J. Tesi, M.D., Chief Executive Officer of INmune Bio. “With more than 200 failed trials, our novel approach to target neuroinflammation has the potential to change the treatment of neurodegenerative diseases. Dr. Tansey’s new data indicate that obesity is a match that can light the fire of Alzheimer’s disease.”

Alzheimer’s disease is the most common cause of dementia and is characterized by chronic inflammation and the decline in cognitive function and neuronal loss. According to the Alzheimer’s Association, more than 5.8 million Americans currently suffer from Alzheimer's disease and by 2050 the numbers are projected to increase up to 14 million individuals. Alzheimer’s disease is the 6th leading cause of death in the United States with no cure or way to stop or slow the progression of the disease. Currently, there are approximately 50 million people living with Alzheimer’s disease worldwide.

For additional clinical trial details, please refer to https://clinicaltrials.gov/ct2/show/NCT03943264?term=Xpro1595&rank=1

About the Society for Neuroscience (SfN)

The Society for Neuroscience is the world’s largest organization of scientists and physicians devoted to understanding the brain and the nervous system. SfN’s mission is to advance the understanding of the brain and the nervous system by bringing together scientists of diverse backgrounds, by facilitating the integration of research and by encouraging translational research and the application of new scientific knowledge to develop improved disease treatments and cures. SfN is also committed to provide professional development activities, information, and educational resources for neuroscientists at all stages of their careers, to promote public information and general education about the latest neuroscience research and inform legislators and other policymakers.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB) clinical-stage biotechnology company developing therapies targeting the innate immune system to fight disease. INmune Bio is developing three product platforms: two products that reengineer the patient’s innate immune system’s response to cancer and one product to treat neuroinflammation that is currently focused on Alzheimer’s disease. INKmune is a natural killer (NK) cell therapeutic that primes the patient’s NK cells to attack minimal residual disease, the remaining cancer cells that are difficult to detect, which often cause a relapse. INB0c3 inhibits myeloid-derived suppressor cells (MDSC), which often cause resistance to immunotherapy, such as anti-PD-1 checkpoint inhibitors. XPro1595 targets neuroinflammation, which causes microglial activation and neuronal cell death. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation. To learn more, please visit www.inmunebio.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INBO3 and XPro1595 are still in clinical trials and have not been approved and there cannot be any assurance that they will be approved or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:

David Moss, CFO

(858) 964-3720

DMoss@INmuneBio.com

Media Contact:

David Schull

Russo Partners

(212) 845-4271

David.Schull@russopartnersllc.com